Exhibit 99.2
Midwest Banc Holdings, Inc. Announces Adoption of Capital Plan
MELROSE PARK, Ill. — July 28, 2009 — Midwest Banc Holdings, Inc. (NASDAQ:MBHI), the holding company for Midwest Bank and Trust Company (the “Bank”), announced today that during the second quarter 2009, it developed and began implementing a detailed capital plan intended to reduce costs and strengthen its balance sheet. The Board has approved this capital plan. Details of certain components of the capital plan were described in the company’s press release announcing its second quarter 2009 earnings issued today.
The company’s capital plan includes executing transactions that seek to improve the company’s and the Bank’s capital position, increase its tangible common equity and Tier 1 capital and raise additional capital. Important components include the following proposed initiatives:
•	Continued negotiations with the company’s primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt.
•	Analyzed the ability to exchange $59.0 million of trust preferred securities into equity. The company has been advised an exchange for equity cannot be facilitated for the collateral in a trust preferred pooled securitization as a consequence of the tax status of the trust prohibiting the ownership of an equity security.
•	An offer to holders of the company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Stock”) to exchange their shares of Series A Stock for shares of the company’s common stock (the “Exchange Offer”). If the Exchange Offer is fully successful, up to approximately $43 million of the outstanding Series A preferred stock would be converted to shares of common stock.
•	Seeking an investment by the U.S. Treasury of up to approximately $138 million pursuant to its Capital Assistance Program (“CAP”) that would be used to redeem all of the outstanding Series T Preferred Stock the company issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008 and, ultimately, seeking to convert the U.S. Treasury’s CAP preferred stock to common stock. The company has filed its application with the Federal Reserve Bank of Chicago.

•	One or more private and/or public offerings of common and/or convertible preferred stock.
The company plans to call a special meeting of the holders of its Series A Stock and its common stock in order to seek approval to, among other things, increase the number of shares of its authorized common stock in order to provide a sufficient number of authorized shares to permit the company to effect the Exchange Offer, a conversion of the U.S. Treasury’s CAP preferred stock into common stock and any private and/or public offerings of common stock.
There can be no assurance that any of the proposed initiatives outlined above will be successful or that the company will be able to raise any additional capital on terms acceptable to it, or at all. This press release does not constitute an offer of any securities for sale. Any securities offered in any private offerings will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.
About Midwest
We are a half century old community bank with $3.6 billion in assets at June 30, 2009. We have two principal operating subsidiaries; Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. The Bank has 26 full-service banking centers serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas.
Forward-Looking Statements
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements as to expectations regarding the company’s capital plan, the Exchange Offer and any private and/or public offerings of securities and any other statements regarding the company’s expectations or future results, plans or strategies. The company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. These statements should be reviewed in conjunction with the company’s Annual Report on Form 10-K, including the information under “Risk Factors” therein, its Quarterly Reports on Form 10-Q and other publicly available information regarding the company. Such publicly available information sets forth certain risks and uncertainties related to the company’s business that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the company, and should be considered in evaluating forward-looking statements contained herein.

Additional Information about the proposed Exchange Offer and where to find it
In connection with the proposed Exchange Offer, the company will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of company common stock to be issued in the proposed exchange. In addition, the company may file other relevant documents concerning the proposed exchange with the SEC, including a tender offer statement on Schedule TO. The company urges security holders to read the registration statement on Form S-4, the related prospectus that will be included within the registration statement, the tender offer statement and any other relevant documents to be filed with the SEC in connection with the proposed exchange, because they will contain important information. Securityholders may obtain free copies of these documents, when available, through the website maintained by the SEC at http://www.sec.gov; or by directing a request by telephone or email to John B. Pelling, III, Vice President — Investor Relations at 708-498-2013 or IR@midwestbank.com; or by accessing the company’s website at http://www.midwestbank.com under “About Us — Corporate Information — Investor Relations.” The information on the company’s website is not, and shall not be deemed to be, a part of this document or incorporated into other filings the company makes with the SEC.
Contacts:
Midwest Banc Holdings, Inc.
John B. Pelling, III, 708-498-2013
Vice President — Investor Relations
IR@midwestbank.com
Media
Chris Robling, 312-658-0445
crobling@jaynethompson.com

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